American Safety Insurance Holdings, Ltd.

Announces the Appointment of Mark W. Haushill as Chief Financial Officer

HAMILTON, Bermuda, August 10, 2009 — American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced the appointment of Mark W. Haushill as the company’s Chief Financial Officer. Mr. Haushill will assume his position with the Company effective September 8, 2009.

Mr. Haushill joins American Safety Insurance with over 23 years of progressive experience in finance, capital management, financial reporting, financial planning, treasury and corporate development. He has significant working knowledge of insurance financial processes and controls, as well as financial systems and financial process improvements. Mr. Haushill also has broad experience in working with bank financing, investor relations, capital markets and has been actively involved in mergers and acquisitions. Prior to joining American Safety Insurance, Mr. Haushill spent over eight years as the Chief Financial Officer and Treasurer for Argonaut Group Inc, the predecessor to Argo Group International Holdings, Ltd., an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Most recently he was the Chief Financial Officer and Treasurer of Argo Group U.S. Prior to his joining Argo Group in 2000, Mr. Haushill was employed in senior management roles at USAA, Titan Holdings and KPMG.

Commenting on this announcement, Stephen R. Crim, Chief Executive Officer of American Safety Insurance Holdings, Ltd. said, “We are fortunate to have someone with Mark’s depth of insurance industry experience join the ASI Team. His solid finance and accounting background in the insurance industry will be valuable as we continue to build and grow our business. I am excited to have him on board, and am confident that he will complement the executive management team and play a key role in the future success of the company.”

“This is a great time to join American Safety,” said Mr. Haushill. “I am enthusiastic about the opportunity of working with Steve and the rest of the American Safety Insurance team to contribute to the organization’s success.”

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.
Investor Relations
Stephen R. Crim
scrim@amsafety.bm
(441) 296-8560